EXHIBIT 2.1

SEPARATION AGREEMENT

By and Between

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

and

ALTISOURCE ASSET MANAGEMENT CORPORATION

Dated as of December 21, 2012

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of December 21, 2012, between ALTISOURCE PORTFOLIO SOLUTIONS S.A., a public limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ALTISOURCE”) and ALTISOURCE ASSET MANAGEMENT CORPORATION, a U.S. Virgin Islands corporation and a subsidiary of ALTISOURCE) (“AAMC”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of ALTISOURCE has determined that it is in the best interests of ALTISOURCE and its shareholders to have the ALTISOURCE Business operate separately from the AAMC Business, to contribute the AAMC Business to AAMC, and to distribute all of the outstanding capital stock of AAMC to the shareholders of ALTISOURCE;

WHEREAS, ALTISOURCE and AAMC have prepared, and AAMC has filed with the Commission, the Form 10, which includes the Information Statement and sets forth disclosure concerning AAMC and the Distribution; and

WHEREAS, in connection with the foregoing and to set forth certain aspects of their ongoing relationship after the Separation and the Distribution, the Parties, and certain of their respective Subsidiaries and Affiliates, are entering into this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

Definitions

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAMC” has the meaning set forth in the caption.

“AAMC Business” means the business and operations of AAMC and its Subsidiaries conducted (i) prior to the Separation, by ALTISOURCE and certain members of the ALTISOURCE Group, and (ii) from and after the Separation, by the AAMC Group, including the businesses contributed by ALTISOURCE to AAMC pursuant to Article II.

“AAMC Common Stock” means the common stock, $0.01 par value per share, of AAMC.

“AAMC Employees” has the meaning set forth in Section 3.01.

“AAMC Group” means AAMC and any Subsidiary of AAMC immediately after the Distribution, if any.

“AAMC Indemnitees” has the meaning set forth in Section 6.03.

“AAMC Stock Options” has the meaning set forth in Section 3.04(a).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Adjusted ALTISOURCE Stock Options” has the meaning set forth in Section 3.04(a).

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person.  As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” means the distribution agent appointed by ALTISOURCE to distribute the shares of AAMC Common Stock held by ALTISOURCE pursuant to the Distribution.

“Agreement” means this Separation Agreement.

“ALTISOURCE” has the meaning set forth in the caption.

“ALTISOURCE Business” means (a) the business and operations of ALTISOURCE and its Subsidiaries and other Affiliates immediately after the Distribution and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations of ALTISOURCE and its Subsidiaries and other Affiliates.

“ALTISOURCE Common Stock” means the common stock, $1.00 par value per share, of ALTISOURCE.

“ALTISOURCE Group” means ALTISOURCE and each of its Subsidiaries and other Affiliates immediately after the Distribution.

“ALTISOURCE Indemnitees” has the meaning set forth in Section 6.02.

“ALTISOURCE Stock Options” has the meaning set forth in Section 3.04(a).

“Ancillary Agreements” means the Services Agreement, the Tax Matters Agreement, the License Agreement, the Technology Products and Services Agreement and any instruments, assignments and other documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including Article II.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)                                 all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)                                 all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, and other tangible personal property;

(c)                                  all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(d)                                 all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

(e)                                  all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(f)                                   all letters of credit, performance bonds and other surety bonds;

(g)                                  all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(h)                                 all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Information, inventions (whether or not patentable or patented), processes, know-how, procedures, other proprietary information, and licenses from third parties granting the right to use any of the foregoing;

(i)                                     all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals and instructions;

(j)                                    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                 all prepaid expenses, trade accounts and other accounts and notes receivables;

(l)                                     all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                             all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)                                 all licenses (including radio and similar licenses), permits, approvals and authorizations that have been issued by any Governmental Authority;

(o)                                 cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p)                                 interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assigned Contract” means (a) any contract that in ALTISOURCE’s sole judgment relates exclusively to the AAMC Business and (b) with respect to any contract that relates, but does not in ALTISOURCE’s sole judgment relate exclusively, to the AAMC Business (“Partial Assigned Contracts”), the portion, if any, of such Partial Assigned Contract that, in ALTISOURCE’s sole judgment, relates to the AAMC Business (the “AAMC Portion”).

“Assignee” has the meaning set forth in Section 2.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Distribution” means the distribution by ALTISOURCE to the Record Holders of all the outstanding shares of AAMC Common Stock owned by ALTISOURCE on the Distribution Date on a pro rata basis.

“Distribution Date” means the date determined in accordance with Section 4.02 on which the Distribution occurs.

“Escalation Notice” has the meaning set forth in Section 8.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing AAMC Plans” has the meaning set forth in Section 3.01.

“Existing ALTISOURCE Plans” has the meaning set forth in Section 3.01.

“Form 10” means the registration statement on Form 10 filed by AAMC with the Commission to effect the registration of AAMC Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the ALTISOURCE Group or the AAMC Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 6.05(a).

“Indemnitee” has the meaning set forth in Section 6.05(a).

“Indemnity Payment” has the meaning set forth in Section 6.05(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement sent to each Record Holder in connection with the Distribution.

“Insurance Policies” means the insurance policies written by insurance carriers, including those (if any) affiliated with ALTISOURCE, pursuant to which AAMC or one or more of its Subsidiaries after the Distribution Date (or their respective officers or directors) will be insured or self-insured parties after the Distribution Date.

“Insurance Proceeds” means those monies:

(a)                                 received by an insured (or its successor-in-interest) from an insurance carrier;

(b)                                 paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)                                  received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“License Agreement” means the Trademark License Agreement to be entered into between Solutions and AAMC.

“OTC” means the OTC market.

“Party” shall mean either party hereto, and “Parties” shall mean both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Post-Distribution Stock Options” has the meaning set forth in Section 3.04(a).

“Record Date” means the close of business on the date determined by the ALTISOURCE board of directors as the record date for determining the shares of ALTISOURCE Common Stock.

“Record Holders” means holders of record as of the Record Date of all of the shares of ALTISOURCE Common Stock that were outstanding on the Record Date.

“Separation” means (a) any actions to be taken pursuant to Article II and (b) if not addressed by Article II, any transfers of Assets and any assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.

“Services Agreement” means the Support Services Agreement dated as of the Distribution Date between Solutions and AAMC.

“Solutions” means Altisource Solutions S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of ALTISOURCE.

“Specified Documents” means the Form 10, the Information Statement and any other registration statement filed with the Commission in connection with the Distribution by or on behalf of AAMC or any other member of the AAMC Group.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between Solutions and AAMC.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Technology Products and Services Agreement” means the Technology Products and Services Agreement dated as of the Distribution Date between Solutions and AAMC.

“Third Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the ALTISOURCE Group or the AAMC Group of any claim, or the commencement by any such Person of any Action, against any member of the ALTISOURCE Group or the AAMC Group.

“Transaction Indemnitees” has the meaning set forth in Section 6.04.

“Transaction Third Party Claim” has the meaning set forth in Section 6.04.

“Transfer” means to sell, assign, transfer, convey and/or deliver.

ARTICLE II

The Separation

Section 2.01                             Separation Transactions.  On or prior to the Distribution Date, ALTISOURCE shall, and shall cause AAMC and each other Subsidiary and controlled Affiliate of ALTISOURCE to, effect each of the transactions and Transfers set forth on Schedule I, which transactions and Transfers shall be accomplished substantially in the order described on and subject to the limitations set forth on Schedule I, in each case, with such modifications, if any, as ALTISOURCE shall determine are necessary or desirable for efficiency or similar purposes.

Section 2.02                             Certain Agreements Govern.  Each of ALTISOURCE and AAMC agrees on behalf of itself and its Subsidiaries that the provisions of the Tax Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to Taxes.

Section 2.03                             Termination of Agreements.

(a)                                 Except as set forth in Section 2.03(b), in furtherance of the releases and other provisions of Section 6.01, each of AAMC, on the one hand, and ALTISOURCE, on the other hand, shall terminate, or cause to be terminated, effective as of the Distribution Date, any and all agreements, arrangements, commitments and understandings (including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”) accrued as of the Distribution Date) whether or not in writing, between or among AAMC and/or any other member of the AAMC Group, on the one hand, and ALTISOURCE and/or any other member of the ALTISOURCE Group, on the other hand.  No such terminated Intercompany Account, agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date.

(b)                                 The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or Intercompany Accounts (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements (and each other agreement, arrangement, commitment, understanding or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); and (ii)  any other agreements, arrangements, commitments, understandings or Intercompany Accounts set forth on Schedule 2.03(b).

Section 2.04                             Transfer of Agreements; Consent.  On or prior to the Distribution Date:

(a)                                 Subject to the provisions of this Section 2.04 and the terms of the Ancillary Agreements, with respect to Partial Assigned Contracts, (i) ALTISOURCE shall use reasonable efforts to cause each such Partial Assigned Contract to be divided into separate contracts for each of the ALTISOURCE Business and the AAMC Business or (ii) if such a division is not possible, ALTISOURCE shall cause the AAMC Portion of such Partial Assigned Contract to be assigned to AAMC, or otherwise to cause the same economic and business terms to govern with respect to such AAMC Portion (by subcontract, sublicense or otherwise).

(b)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or the assignee (the “Assignee”) thereof.  Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any alternative arrangement designed to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such Assigned Contract.  The Parties shall use commercially reasonable efforts (which shall not require the payment of money to the counterparty to any such Assigned Contract) to obtain required consents to assignment of Assigned Contracts hereunder.

Section 2.05                             Certain Licenses and Permits.  On or prior to the Distribution Date, all licenses, permits and authorizations issued by Governmental Authorities which exclusively relate to the AAMC Business but which are held in the name of ALTISOURCE or any of its Subsidiaries (other than AAMC or any of its Subsidiaries), or any of their respective employees, officers, directors, stockholders, agents, or otherwise, on behalf of AAMC (or its Subsidiaries) shall, to the extent Transferable and to the extent not requiring a consent, approval or authorization for such Transfer, be Transferred by ALTISOURCE to AAMC (or its Subsidiaries).

Section 2.06                             Intentionally Omitted.

Section 2.07                             Disclaimer of Representations and Warranties  Each of ALTISOURCE (on behalf of itself and each other member of the ALTISOURCE Group) and AAMC (on behalf of itself and each other member of the AAMC Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement, is representing or warranting in any way as to any Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any security interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof.  Except as may expressly be set forth herein or in any Ancillary Agreement, any such assets are being transferred on an “as is,” “where is” basis, and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of laws or judgments are not complied with.

Section 2.08                             Inadvertent or Incorrect Transfers or Omissions of Assets or Liabilities.

(a)                                 In the event that it is discovered after the Distribution that there was an inadvertent or incorrect omission of the Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of ALTISOURCE, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been listed on an appropriate Schedule hereto or otherwise caused to be so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by ALTISOURCE, the Parties shall promptly effect such Transfer or assignment of such Asset or Liability, without payment of separate consideration therefor.

(b)                                 In the event that it is discovered after the Distribution that there was an inadvertent or incorrect Transfer or assignment by or on behalf of one Party to or on behalf of the other Party of any Asset or Liability that, in the sole judgment of ALTISOURCE, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise not been listed on an appropriate Schedule hereto or otherwise would not have been so Transferred or assigned pursuant to this Agreement or any Ancillary Agreement, then upon such a determination by ALTISOURCE, the Parties shall promptly unwind such Transfer or assignment of such Asset or Liability and return such Asset to, or cause the assumption of such Liability by, the appropriate Party, without payment of separate consideration therefor.

(c)                                  The Parties hereby agree that to the extent any such Transfer or assignment, or any such unwind of Transfer of assignment, as provided pursuant to Section 2.08(a) or Section 2.08(b) above, is effected after the Distribution Date, such Transfer or assignment or such unwind of Transfer or assignment shall be given effect for all purposes as if such action had occurred as of the Distribution Date.

ARTICLE III

Employee Matters

Section 3.01                             General Allocation of Assets and Liabilities for Existing Plans.  Except as otherwise specifically provided herein, from and after the Distribution, (a) ALTISOURCE shall retain, or shall cause the applicable other members of the ALTISOURCE Group or its or their applicable employee benefit plans to retain, sponsorship of, and all Assets and Liabilities arising out of or relating to, all employment, compensation and employee benefits-related plans, programs, agreements and arrangements sponsored or maintained by ALTISOURCE or any of its Subsidiaries (other than AAMC and its Subsidiaries) immediately prior to the Distribution (collectively, the “Existing ALTISOURCE Plans”) and (b) AAMC shall retain, or shall cause the applicable other members of the AAMC Group or its or their applicable employee benefit plans to retain, sponsorship of, and all Assets and Liabilities arising out of or relating to, all employment, compensation and employee benefits-related plans, programs, agreements and arrangements sponsored or maintained by AAMC or any of its Subsidiaries immediately prior to the Distribution, if any (collectively, the “Existing AAMC Plans”).

Section 3.02                             Cessation of Participation in ALTISOURCE Plans.  Except as otherwise expressly provided herein, as of the Distribution, each employee of AAMC or any of its Subsidiaries (whether or not on disability or any other leave of absence), after giving effect to the Distribution, (collectively, the “AAMC Employees”) shall immediately cease to be eligible for and participate actively in any Existing ALTISOURCE Plan.

Section 3.03                             Adoption of New AAMC Plans.  Except as otherwise expressly provided herein, in connection with the Distribution, AAMC shall provide, or shall cause to be provided, compensation and employee benefits to the AAMC Employees under one or more existing or newly adopted employee benefit plans, programs or arrangements.  Except as otherwise expressly provided herein, AAMC shall be solely responsible for all Liabilities arising out of or relating to such plans, programs and arrangements.

Section 3.04                             Stock Options.  (a) Subsequent to the effectiveness of the Form 10, but prior to the consummation of the Distribution, and subject to the consummation of the Distribution, each option to purchase ALTISOURCE Common Stock (“ALTISOURCE Stock Options”) granted and outstanding under the 2009 Equity Incentive Plan of ALTISOURCE (“ALTISOURCE Option Plan”) shall remain granted and outstanding and shall not, and ALTISOURCE shall cause (to the maximum extent permitted under the ALTISOURCE Option Plan) the ALTISOURCE Stock Options not to, terminate, accelerate or otherwise vest as a result of the Distribution, and each holder thereof immediately prior to the Distribution will be entitled to the following, determined in a manner in accordance with, and subject to, the ALTISOURCE Option Plan, FAS123R and Section 409A of the Code: (i) an option to acquire a number of shares of AAMC Common Stock equal to the product of (x) the number of shares of ALTISOURCE Common Stock subject to the ALTISOURCE Stock Option held by such holder on the Distribution Date and (y) the distribution ratio of one (1) share of AAMC Common Stock for every ten (10) shares of ALTISOURCE Common Stock (the “AAMC Stock Options”), with an exercise price to be determined in a manner consistent with this Section 3.04 and (ii) the adjustment of the exercise price of such holder’s ALTISOURCE Stock Option, to be determined in a manner consistent with this Section 3.04 (the “Adjusted ALTISOURCE Stock Options”) (the AAMC Stock Options and the Adjusted ALTISOURCE Stock Options, together, the “Post-Distribution Stock Options”).

(b)                                 The option exercise price of the AAMC Stock Options and the Adjusted ALTISOURCE Stock Options shall be set in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D), to maintain the intrinsic value of the ALTISOURCE Stock Options as of the Distribution Date, and to maintain the ratio of exercise price to fair market value of the ALTISOURCE Stock Options and the Post-Distribution Stock Options.

(c)                                  Each of ALTISOURCE and AAMC intends that, subsequent to the Distribution, AAMC shall establish, or shall cause to be established, one or more equity incentive or similar plans that will allow or provide for the issuance of restricted stock, new options (or other equity-based awards) to acquire AAMC Common Stock, or other equity awards on such terms, and subject to such conditions (including, without limitation, as to eligibility, vesting and performance criteria), as AAMC may decide in its sole discretion.

Section 3.05                             Form S-8.  Subsequent to the effectiveness of the Form 10, but prior to the consummation of the Distribution, AAMC shall prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of AAMC Common Stock equal to the number of shares subject to the options to purchase AAMC Common Stock resulting from the actions contemplated in Section 3.04 above and under any new equity incentive or similar plan.  AAMC shall use its reasonable best efforts to cause any such registration statement to be effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any such options to purchase AAMC Common Stock may remain outstanding.

Section 3.06                             Section 16.  The Parties shall take all reasonable steps as may be required to cause the transactions contemplated by this Article III and any other acquisitions of AAMC equity securities (including derivative securities) or dispositions of ALTISOURCE equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of ALTISOURCE or AAMC subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV

Actions Pending the Distribution

Section 4.01                             Actions Prior to the Distribution.  (a) Subject to Section 4.02 and Section 5.02, ALTISOURCE and AAMC shall use reasonable efforts to consummate the Distribution, including by taking the actions specified in this Section 4.01.

(b)                                 Prior to the Distribution Date, ALTISOURCE shall mail the Information Statement to the Record Holders.

(c)                                  AAMC shall use reasonable efforts to take all such action, if any, as may be necessary or appropriate to have the AAMC Common Stock quoted on the OTC prior to the Distribution Date.

(d)                                 ALTISOURCE and AAMC shall use reasonable efforts to take all such action, if any, as may be necessary or appropriate under the state securities or blue sky laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)                                  ALTISOURCE and AAMC shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are necessary or appropriate in order to effect the transactions contemplated hereby.

(f)                                   Prior to the Distribution Date, ALTISOURCE shall duly elect, as members of the AAMC board of directors, the individuals listed as members of the AAMC board of directors in the Information Statement, and such individuals shall continue to be members of the AAMC board of directors on the Distribution Date.

(g)                                  Immediately prior to the Distribution Date, the articles of incorporation of AAMC, in substantially the form filed as an exhibit to the Form 10, shall be in effect.

Section 4.02                             Conditions Precedent to Consummation of the Distribution.  The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by ALTISOURCE, of the following conditions:

(a)                                 Each Ancillary Agreement shall have been executed by each party thereto and shall be in force and effect.

(b)                                 The Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission and the Information Statement shall have been mailed to Record Holders.

(c)                                  The AAMC Common Stock shall be quoted on the OTC or a national securities exchange, subject to official notice of issuance.

(d)                                 The Separation shall have been completed.

(e)                                  Any material Governmental Approvals and any other material Consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect.

(f)                                   No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Distribution shall be in effect, and no other event outside the control of ALTISOURCE shall have occurred or failed to occur that prevents the consummation of the Separation or the Distribution.

(g)                                  There shall not be pending any litigation or other proceeding:  challenging or seeking to restrain or prohibit the consummation of the Separation or the Distribution; seeking to limit the effect of the Separation or the Distribution or the operation of the ALTISOURCE Business or AAMC Business after the Separation or the Distribution; or seeking material damages from either ALTISOURCE or AAMC.

(h)                                 No other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the board of directors of ALTISOURCE, would result in the Distribution having a material adverse effect on ALTISOURCE or on the shareholders of ALTISOURCE.

(i)                                     The actions set forth in Section 4.01(b), 4.01(d), Section 4.01(f), and Section 4.01(g) shall have been completed.

The foregoing conditions are for the sole benefit of ALTISOURCE and shall not give rise to or create any duty on the part of ALTISOURCE or the ALTISOURCE board of directors to waive or not waive such conditions or in any way limit the right of ALTISOURCE to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article.  Any determination made by the ALTISOURCE board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

Section 5.01                             The Distribution.  (a) AAMC shall cooperate with ALTISOURCE to accomplish the Distribution and shall, at the direction of ALTISOURCE, promptly take any and all actions necessary or desirable to effect the Distribution.  ALTISOURCE shall select any manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for ALTISOURCE.  ALTISOURCE and AAMC, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates, if any, and any information required in order to complete the Distribution.

(b)                                 Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, ALTISOURCE shall deliver to the Agent for the benefit of the Record Holders all the issued and outstanding shares of AAMC Common Stock then owned by ALTISOURCE or any other member of the ALTISOURCE Group and book-entry transfer authorizations for such shares and (ii) on the Distribution Date, ALTISOURCE shall instruct the Agent to distribute, with respect to Record Holders, by means of a pro rata dividend to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, one share of AAMC Common Stock for every ten (10) shares of ALTISOURCE Common Stock held by such Record Holder, subject to Section 5.01(c) below; provided that if the shares of ALTISOURCE Common Stock held by such Record Holder are subject to any restrictions and forfeiture, the shares of AAMC Common Stock issued to such Record Holder in accordance with this Section 5.01 shall be subject to the same restrictions and forfeiture.  It is the intent of the foregoing that the Distribution be effected on a pro rata, as if converted basis.  The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date.  On or immediately following the Distribution Date, the Agent will mail an account statement indicating the number of shares of AAMC Common Stock that have been registered in book-entry form in the name of each Record Holder that holds physical share certificates representing its shares of ALTISOURCE Common Stock and that is the registered holder of the shares represented by those certificates (including the amount of cash in lieu of fractional shares as provided in Section 5.01(c) below).

(c)                                  Record Holders who, after aggregating the number of shares of AAMC Common Stock (or fractions thereof) to which such Record Holder would be entitled on the Record Date, would be entitled to receive a fraction of a share of AAMC Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of AAMC Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of AAMC Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of AAMC Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. ALTISOURCE shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of ALTISOURCE,

AAMC or the applicable Agent will guarantee any minimum sale price for the fractional shares of AAMC Common Stock. Neither ALTISOURCE nor AAMC will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of ALTISOURCE or AAMC.  Any AAMC Common Stock or cash in lieu of fractional shares with respect to AAMC Common Stock that remains unclaimed by any holder of record one hundred-eighty (180) days after the Distribution Date shall be delivered to AAMC. AAMC shall hold such AAMC Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to AAMC for such AAMC Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws.

Section 5.02                             Sole Discretion of ALTISOURCE.  ALTISOURCE shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition and notwithstanding anything to the contrary set forth herein, ALTISOURCE may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VI

Mutual Releases; Indemnification

Section 6.01                             Release of Pre-Closing Claims.  (a) Except as provided in Section 6.01(c), effective as of the Distribution Date, AAMC does hereby, for itself and each other member of the AAMC Group, their respective Affiliates (other than any member of the ALTISOURCE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AAMC Group (in each case, in their respective capacities as such), release and forever discharge ALTISOURCE and the other members of the ALTISOURCE Group, their respective Affiliates (other than any member of the AAMC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the ALTISOURCE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(b)                                 Except as provided in Section 6.01(c), effective as of the Distribution Date, ALTISOURCE does hereby, for itself and each other member of the ALTISOURCE Group, their respective Affiliates (other than any member of the AAMC Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the ALTISOURCE Group (in each case, in their respective capacities as such), release and forever discharge AAMC, the other members of the AAMC Group, their respective Affiliates (other than any member of the ALTISOURCE Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the AAMC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation or the Distribution.

(c)                                  Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.03(b) not to terminate as of the Distribution Date, in each case in accordance with its terms.  Nothing contained in Section 6.01(a) or (b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the ALTISOURCE Group or the AAMC Group that is specified in Section 2.03(b) as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution Date;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or the members of their respective Groups or any of their respective Subsidiaries or Affiliates or any of the respective directors, officers, employees or agents of any of the foregoing by third Persons, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)                              any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.01.

In addition, nothing contained in Section 6.01(a) shall release ALTISOURCE from honoring its existing obligations to indemnify any director, officer or employee of AAMC or any of its Subsidiaries on or prior to the Distribution Date who was a director, officer or employee of ALTISOURCE or any of its Subsidiaries on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving

ALTISOURCE or any of its Subsidiaries and was entitled to such indemnification pursuant to then existing obligations.

(d)                                 AAMC shall not make, and shall not permit any other member of the AAMC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ALTISOURCE or any other member of the ALTISOURCE Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a).  ALTISOURCE shall not, and shall not permit any other member of the ALTISOURCE Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against AAMC or any other member of the AAMC Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(e)                                  It is the intent of each of ALTISOURCE and AAMC, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among AAMC or any other member of the AAMC Group, on the one hand, and ALTISOURCE or any other member of the ALTISOURCE Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 6.01(c).  At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 6.02                             Indemnification by AAMC.  Except as provided in Section 6.05, AAMC shall indemnify, defend and hold harmless ALTISOURCE, each other member of the ALTISOURCE Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ALTISOURCE Indemnitees”), from and against any and all Liabilities of the ALTISOURCE Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the AAMC Business, including the failure of AAMC or any other member of the AAMC Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the AAMC Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof; and

(b)                                 any breach by AAMC or any other member of the AAMC Group of this Agreement or any of the Ancillary Agreements.

Section 6.03                             Indemnification by ALTISOURCE.  Except as provided in Section 6.05, ALTISOURCE shall indemnify, defend and hold harmless AAMC, each other member of the AAMC Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AAMC Indemnitees”), from and against any and all Liabilities of the AAMC

Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the ALTISOURCE Business, including the failure of ALTISOURCE or any other member of the ALTISOURCE Group or any other Person to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the ALTISOURCE Business in accordance with its terms, whether prior to or after the Distribution Date or the date hereof; and

(b)                                 any breach by ALTISOURCE or any other member of the ALTISOURCE Group of this Agreement or any of the Ancillary Agreements.

Section 6.04                             Indemnification of Third Party Claims.  Except as provided in Section 6.05 and subject to any contrary provision in any Ancillary Agreement, each Party shall indemnify, defend and hold harmless the other Party, each other member of such other Party’s Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Transaction Indemnitees”), from and against any Liabilities of the Transaction Indemnitees relating to, arising out of or resulting from any Third Party Claim as to which such Transaction Indemnitees are entitled to indemnification under this Agreement, including any Third Party Claim relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in any Specified Document or any omission or alleged omission to state a material fact in any Specified Document required to be stated therein or necessary to make the statements therein not misleading (any such Third Party Claim, a “Transaction Third Party Claim”).

Section 6.05                             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.  (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability.  Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Nothing contained in this Agreement or any Ancillary

Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

Section 6.06                             Procedures for Indemnification of Third Party Claims.  (a) If an Indemnitee shall receive notice or otherwise learn of a Third Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.02, Section 6.03 or Section 6.04 or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 10 days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.06(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 6.04) and by such Indemnifying Party’s own counsel, any Third Party Claim.  Within 20 days after the receipt of notice from an Indemnitee in accordance with Section 6.06(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but (subject to Section 6.04) the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 6.06(a)).

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.06(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the requirement to share expenses related to the defense of Transaction Third Party Claims pursuant to Section 6.04).

(d)                                 If an Indemnifying Party elects to assume the defense of a Third Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and that releases the Indemnified Party completely in connection with such Third Party Claim.

(e)                                  No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)                                   Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.

(g)                                  The provisions of Section 6.06 (other than this Section 6.06(g)) and Section 6.07 shall not apply to Taxes (which are covered by the Tax Matters Agreement).

Section 6.07                             Additional Matters.  (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b)                                 In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the, or add the Indemnifying Party as an additional, named defendant, if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

Section 6.08                             Remedies Cumulative.  The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.09                             Survival of Indemnities.  The rights and obligations of each of ALTISOURCE and AAMC and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.

Section 6.10                             Limitation on Liability.  Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of ALTISOURCE, AAMC or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other ALTISOURCE Indemnitee or AAMC Indemnitee, as applicable, for any incidental, indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder or under any Ancillary Agreement and whether or not informed of the possibility of the existence of such damages, provided, however, that the provisions of this Section shall not limit an Indemnifying Party’s indemnification obligations hereunder or in any Ancillary Agreement with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the ALTISOURCE Group or the AAMC Group for any incidental, indirect, special, punitive or consequential damages.

ARTICLE VII

Exchange of Information; Confidentiality

Section 7.01                             Agreement for Exchange of Information; Archives.  (a) Each of ALTISOURCE and AAMC, on behalf of its Group, agrees to provide, or cause to be provided, to the other Group, at any time before the Distribution Date or until the sixth anniversary thereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any member of its Group (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party or such member, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that either Party determines that any such provision of Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Distribution Date, until the sixth anniversary thereof, each of ALTISOURCE and AAMC shall have access during regular business hours (as in effect from time to time) to the documents that relate, in the case of ALTISOURCE, to the ALTISOURCE Business that are located in archives retained or maintained by AAMC or, in the case of AAMC, to the AAMC Business that are located in archives retained or maintained by ALTISOURCE.  Each of ALTISOURCE and AAMC may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that the party receiving such objects shall cause any such objects to be returned promptly in the same condition in which they were delivered to such party and that each of ALTISOURCE and AAMC shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to the other.  Nothing herein shall be deemed to restrict the access of any member of the ALTISOURCE

Group or AAMC Group to any such documents or objects or to impose any liability on any member of the ALTISOURCE Group or the AAMC Group, as applicable, if any such documents are not maintained or preserved by ALTISOURCE or AAMC, as applicable.

(c)                                  Until the sixth anniversary of the date hereof, each of ALTISOURCE and AAMC (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations and (ii) shall provide, or cause to be provided, to the other Party in such form as such other Party shall reasonably request, at no charge to the requesting Party, all financial and other data and information as such requesting Party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

Section 7.02                             Ownership of Information.  Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.01 shall be deemed to remain the property of the providing Party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.03                             Compensation for Providing Information.  Except as set forth in Section 7.01(c), the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 7.04                             Limitations on Liability.  Neither Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information.  Neither Party shall have any liability to the other Party if any Information is destroyed after reasonable efforts by such Party to comply with the provisions of Section 7.01.

Section 7.05                             Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 7.06                             Production of Witnesses; Records; Cooperation.  (a) After the Distribution Date, except in the case of an adversarial Action by one Party against the other Party, each Party shall use reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any

Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall, except as otherwise required by Article VII, bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its Group as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, compromise or settlement, and shall otherwise cooperate in such defense, compromise or settlement.

(c)                                  Without limiting any provision of this Section, each of the Parties agrees to cooperate, and to cause each member of its Group to cooperate, with the other Party in the defense of any infringement or similar claim with respect to the Licensed Mark or Licensed Trade Name (as such terms are defined in the License Agreement), including any claim of infringement of any mark using the word “ALTISOURCE” or any derivation thereof and shall not acknowledge, or permit any member of its Group to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)                                 The obligation of the Parties to provide witnesses pursuant to this Section 7.06 is intended to be interpreted to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.06(a)).

(e)                                  In connection with any matter contemplated by this Section 7.06, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 7.07                             Confidentiality.  (a) Subject to Section 7.08, each of ALTISOURCE and AAMC, on behalf of itself and each other member of its Group, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary information of ALTISOURCE pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Group or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or any other member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such Party (or any other member of such Party’s Group), which sources are not known by such Party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of any member of the other Group.

(b)                                 Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 7.07(a)) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.08.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party, either return the Information to the other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

Section 7.08                             Protective Arrangements.  In the event that either Party or any other member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any other member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party as soon as practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

Dispute Resolution

Section 8.01                             Disputes.  Subject to Section 11.12 and except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any members of the ALTISOURCE Group, on the one hand, and any members of the AAMC Group, on the other hand.

Section 8.02                             Escalation; Mediation.  (a) It is the intent of the Parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable efforts to meet within 30 days of the Escalation Notice.

(b)                                 If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation.  The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding.  The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties.  Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.  Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.

(c)                                  In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 8.02(a) or (b) in any way affects an agreement or arrangement between either of the Parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

Section 8.03                             Court Actions.  (a) In the event that either Party, after complying with the provisions set forth in Section 8.02, desires to commence an Action, such Party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b)                                 Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE IX

Further Assurances and Additional Covenants

Section 9.01                             Further Assurances.  (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.02 and

Section 5.02, use reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Separation or the Distribution and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effect the provisions and purposes of this Agreement and the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder or thereunder and the other transactions contemplated hereby and thereby.

(c)                                  On or prior to the Distribution Date, ALTISOURCE and AAMC, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by AAMC or any other Subsidiary of ALTISOURCE, as the case may be, to effect the transactions contemplated by this Agreement.

(d)                                 Prior to the Distribution Date, if either Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 9.02                             Insurance Matters.  (a) ALTISOURCE and AAMC agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Distribution Date and for the treatment of any Insurance Policies that will remain in effect following the Distribution Date on a mutually agreeable basis.  In no event shall ALTISOURCE, any other member of the ALTISOURCE Group or any ALTISOURCE Indemnitee have liability or obligation whatsoever to any member of the AAMC Group or any AAMC Indemnitee in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the AAMC Group or any AAMC Indemnitee for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

ARTICLE X

Termination

Section 10.01                      Termination.  This Agreement may be terminated by ALTISOURCE at any time, in its sole discretion, prior to the Distribution Date.

Section 10.02                      Effect of Termination.  In the event of any termination of this Agreement prior to the Distribution Date, neither Party (or any of its directors or officers) shall have any Liability or further obligation to the other Party.

ARTICLE XI

Miscellaneous

Section 11.01                      Counterparts; Entire Agreement; Corporate Power.  (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

(b)                                 This Agreement, the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)                                  ALTISOURCE represents on behalf of itself and each other member of the ALTISOURCE Group, and AAMC represents on behalf of itself and each other member of the AAMC Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 11.02                      Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such State and irrespective of the choice of law principles of the State of New York, as to all matters (other than with respect to the corporate action of the ALTISOURCE board of directors attendant to the declaration and payment of the dividend of the AAMC Common Stock, which shall be governed by the laws of Luxembourg).  Notwithstanding the foregoing, in the event that a court of competent jurisdiction determines that the choice of New York law is unenforceable, this Agreement shall be governed by the laws of the U.S. Virgin Islands.

Section 11.03                      Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

Section 11.04                      Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any ALTISOURCE Indemnitee or AAMC Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder or thereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.  Without limiting the generality of the foregoing, this Agreement is solely for the benefit of the parties hereto, and no current or former director, officer, employee or independent contractor of any member of the ALTISOURCE Group or any member of the AAMC Group or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Agreement shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any benefit plan, program, policy, agreement or arrangement of any member of the ALTISOURCE Group or any member of the AAMC Group.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate any benefit plans, programs, policies, agreements or arrangements of any member of the ALTISOURCE Group or any member of the AAMC Group, and nothing herein shall be construed as an amendment to any such benefit plan, program, policy, agreement or arrangement.  No provision of this Agreement shall require any member of the ALTISOURCE Group or any member of the AAMC Group to continue the employment of any employee of any member of the ALTISOURCE Group or any member of the AAMC Group for any specific period of time following the Distribution Date.

Section 11.05                      Notices.  All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) sent by telecopier (except that, if not sent during normal business hours for the recipient, then at the opening of business on the next business day for the recipient) to the fax numbers set forth below or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to ALTISOURCE, to:

Altisource Portfolio Solutions S.A.

291, Route d’Arlon

L-1150 Luxembourg

Attn:  Corporate Secretary

Fax No.:  352-2744-9499

If to AAMC to:

Altisource Asset Management Corporation

14A & 14C Strand Street

Frederiksted, VI 00840

Attn:  Corporate Secretary

Fax No.:  770-644-7420

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 11.06                      Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 11.07                      Publicity.  Prior to the Distribution, each of AAMC and ALTISOURCE shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

Section 11.08                      Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third party fees, costs and expenses paid or incurred in connection with the Separation and the Distribution will be paid by ALTISOURCE.

Section 11.09                      Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 11.10                      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, (a) the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement and (b) any covenants, representations or warranties contained in any Ancillary Agreement and any liabilities for the breach of any obligations contained in any Ancillary Agreement, in each case, shall survive each of the Separation and the Distribution and shall remain in full force and effect.

Section 11.11                      Waivers of Default.  Waiver by any party hereto or to any Ancillary Agreement of any default by any other party hereto or thereto of any provision of this Agreement or such Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

Section 11.12                      Specific Performance.  Subject to Section 5.02 and notwithstanding the procedures set forth in Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The other party or parties shall not oppose the granting of such relief.  The parties to this Agreement and any Ancillary Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived.

Section 11.13                      Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 11.14                      Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the schedules, exhibits and appendices hereto or thereto) and not to any particular provision of this Agreement or such Ancillary Agreement.  Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement or the applicable Ancillary Agreement unless otherwise specified.  Any reference herein to this Agreement or any Ancillary Agreement, unless otherwise stated, shall be construed to refer to this Agreement or such Ancillary Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 11.14 and the terms of any applicable provision in any Ancillary Agreement.  The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

Section 11.15                      Jurisdiction; Service of Process.  Any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement in any other court.  The parties to this Agreement or any Ancillary Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section may be served on any party to this Agreement or any Ancillary Agreement anywhere in the world.  Notwithstanding the foregoing, in the event that a court of competent jurisdiction determines that the choice of New York jurisdiction in accordance with this Section 11.15 is unenforceable, any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be brought in the courts of the U.S. Virgin Islands.

Section 11.16                      Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed as of the date first written above by their duly authorized representatives.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

By	/s/ William B. Shepro
Name: William B. Shepro
Title: Chief Executive Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION

By	/s/ Ashish Pandey
Name: Ashish Pandey
Title: Chief Executive Officer

[SEPARATION AGREEMENT - AAMC]

Schedule I
Separation Transactions

1.              Solutions dividends 100% of its equity interest in AAMC to ALTISOURCE.

2.              ALTISOURCE contributes to AAMC all of the assets making up the business of AAMC prior to the AAMC separation.

3.              ALTISOURCE dividends 100% of its equity interest in AAMC to the shareholders of record of ALTISOURCE.

4.              ALTISOURCE contributes $4,500,000 to AAMC.